ORGANIZED UNDER THE LAWS OF THE STATE OF TEXAS



NUMBER 121

SHARES

MAXIM TEP, INC.

COMMON STOCK

The Corporation is Authorized to Issue 250,000,000 Shares Common Stock - Par Value $.00001 Per Share

This Certifies that ______________________________ *is the owner of* ______________________________ *fully paid and non-assessable Shares*

of the Common Stock of MAXIM TEP, INC.

transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.*

Dated ______________________________

____
SECRETARY

____
PRESIDENT